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                                                                     EXHIBIT 99

                                August 23, 1996

Board of Directors
United Natural Foods, Inc.
260 Lake Road
Dayville, CT 06241

  I, Thomas B. Simone, hereby consent to being named as a nominee for election to the Board of Directors of United Natural Foods, Inc. (the "Company") in the Registration Statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission on or about August 30, 1996 to register shares of its Common Stock under the Securities Act of 1933 and to the filing of this consent with the Registration Statement pursuant to Rule 438 promulgated under the Securities Act of 1933, and agree to serve as a director if elected.

                                          /s/Thomas B. Simone 8/26/96
                                          Thomas B. Simone